Portillo’s Appoints Tony Darden as Chief Operating Officer

Restaurant industry veteran brings three decades of operational expertise to support Portillo’s national growth
CHICAGO, December 2, 2024 – Portillo’s (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today announced the appointment of Tony Darden as Chief Operating Officer (COO). A seasoned industry leader with more than 30 years of experience with multi-unit restaurant concepts, Mr. Darden will play a pivotal role in enhancing operations as Portillo’s accelerates its strategic nationwide expansion. He will begin work with the brand on December 9, 2024.

“I’m thrilled to welcome Tony as we continue to grow Portillo’s with purpose,” said Michael Osanloo, CEO and President. “Tony is a proven leader with an incredible ability to elevate operations while fostering innovation and building inspiring teams. His wealth of experience will be instrumental in scaling our iconic brand while maintaining the commitment to high quality and exceptional guest service that make Portillo’s unique.”

Mr. Darden joins Portillo’s from Jack in the Box, where he served as Chief Operating Officer overseeing systemwide operations for more than 2,200 locations across 21 states. During his tenure, he led transformative initiatives, including implementing AI order-taking systems to enhance efficiency and guest experience. Throughout his career, Mr. Darden has proven his ability to drive operational excellence and develop strong teams at the restaurant level. He previously served as President of MOOYAH Burgers, and held COO positions at Taco Bueno and Sun Holdings, the fourth largest franchisee in the U.S. Additionally, Mr. Darden served as Vice President of Operations at Panera Bread.

As COO, Mr. Darden will oversee Portillo’s operational strategy and execution. His core responsibility will be to execute a seamless experience for both guests and team members as the company scales its concept while staying true to its roots. Mr. Darden’s commitment to innovation and operational rigor aligns with Portillo’s long-term target of operating as many as 920 locations, including full-scale restaurants and alternate formats such as Portillo’s Pick-Up locations, while preserving the company’s signature commitment to quality and speed of service. In December, the brand will open its first-ever “Restaurant of the Future” in Grapevine, Texas with a smaller, more efficient design, plenty of seating, and elements such as kiosks and a Grab and Go area to ensure a best-in-class experience for guests, whether they prefer to dine in or take their order to go.

“I am honored to join Portillo’s and be part of a brand that has built such a loyal following through its incredible food and guest experience,” said Mr. Darden. “I look forward to working alongside the team to help Portillo’s reach new heights.”

With the addition of Mr. Darden, Portillo’s continues to strategically strengthen its leadership team to support its long-term growth ambitions.

About Portillo’s
In 1963, Dick Portillo invested $1,100 to open the first Portillo’s hot dog stand in Villa Park, Illinois, calling it “The Dog House.” Today, Portillo’s has grown to more than 80 restaurants across 10 states and is beloved for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads, and famous chocolate cake. Portillo’s ships food to all 50 states via Portillos.com.

Media Contact:
ICR, Inc.
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